Exhibit 99.1

Ryman Hospitality Properties, Inc. Reports Fourth Quarter and Full Year 2017 Results

•	RevPAR increased 5.9 Percent for the Quarter and 3.0 Percent for the Year over 2016 periods

•	Total RevPAR increased 7.0 Percent for the Quarter and 2.1 Percent for the Year over 2016 periods

•	Net Income Increased 50.4 Percent to $72.3 Million for the Quarter and 10.5 Percent to $176.1 Million for the Year over 2016 periods

•	Consolidated Adjusted EBITDA Increased 12.3 Percent to $106.3 Million for the Quarter and 3.0 Percent to $360.8 Million for the Year over 2016 Periods

•	Gross Advanced Group Bookings of 2.6 million room nights for full year 2017, Surpassing Previous Record by 1.3 Percent

•	Declares First Quarter 2018 Dividend of $0.85 Per Share; Intends to Pay $3.40 Per Share Annualized Dividend in 2018, a 6.3 Percent Increase Over Full Year 2017

•	Issues Full Year 2018 Guidance

NASHVILLE, Tenn. (Feb. 23, 2018) – Ryman Hospitality Properties, Inc. (NYSE: RHP), a lodging real estate investment trust (“REIT”) specializing in group-oriented, destination hotel assets in urban and resort markets, today reported financial results for the fourth quarter and full year ended December 31, 2017.

Colin Reed, Chairman and Chief Executive Officer of Ryman Hospitality Properties, said, “Simply stated, 2017 was a tremendous year for our businesses. Our fourth quarter results exceeded our expectations going into the quarter, which resulted in better than expected year-over-year growth in total revenue, net income and Adjusted EBITDA. Our strong 2017 fourth quarter and full year gross room night production for all future periods continues to support our thesis that demand for hotels of our size and group-oriented nature is strengthening. With limited new supply coming online for the foreseeable future, and our own high-return capital projects scheduled to open throughout 2018, we believe we are in a prime position to benefit from this unique opportunity in both the near and long-term.”

Fourth Quarter and Full Year 2017 Results (As Compared to Fourth Quarter and Full Year 2016) Included the Following:

Consolidated Results

($ in thousands, except per share amounts)

Consolidated Results

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	2017	2016	% Δ		2017	2016	% Δ
Total Revenue	$345,175	$319,775	7.9%		$1,184,719	$1,149,207	3.1%

Operating Income	$36,490	$61,499	-40.7%		$184,652	$213,805	-13.6%
Operating Income Margin	10.6%	19.2%	-8.6	pt	15.6%	18.6%	-3.0	pt

Net Income	$72,318	$48,096	50.4%		$176,100	$159,366	10.5%
Net Income Margin	21.0%	15.0%	6.0	pt	14.9%	13.9%	1.0	pt
Net Income per diluted share	$1.41	$0.94	50.0%		$3.43	$3.11	10.3%

Adjusted EBITDA	$106,283	$94,674	12.3%		$360,839	$350,194	3.0%
Adjusted EBITDA Margin	30.8%	29.6%	1.2	pt	30.5%	30.5%	0.0	pt

Funds From Operations (FFO)	$100,433	$76,046	32.1%		$288,130	$269,241	7.0%
FFO per diluted share	$1.95	$1.48	31.8%		$5.61	$5.25	6.9%

Adjusted FFO	$86,962	$77,745	11.9%		$285,504	$281,499	1.4%
Adjusted FFO per diluted share	$1.69	$1.51	11.9%		$5.56	$5.49	1.3%

During the fourth quarter 2017, the Company recognized an income tax benefit of $51.2 million, which relates primarily to the release of valuation allowances during the year of $53.4 million and a benefit related to tax reform of $2.0 million. The release of the valuation allowance was due to a change in realizability of the deferred tax assets at the Company’s taxable REIT subsidiaries as a result of updated terms to the Company’s internal leases between its REIT subsidiaries and its taxable REIT subsidiaries that are effective as of January 1, 2018 and were completed in the fourth quarter of 2017.

For the Company’s definitions of Operating Income Margin, Net Income Margin, Adjusted EBITDA, Adjusted EBITDA Margin, FFO, and Adjusted FFO, as well as a reconciliation of the non-GAAP financial measure Adjusted EBITDA to Net Income and a reconciliation of the non-GAAP financial measure Adjusted FFO to Net Income, see “Calculation of GAAP Margin Figures,” “Non-GAAP Financial Measures,” “Adjusted EBITDA Definition,” “Adjusted EBITDA Margin Definition,” “Adjusted FFO Definition” and “Supplemental Financial Results” below.

Operating Results

For the three months and twelve months ended December 31, 2017 and 2016, the Company reported the following:

Hospitality Segment

($ in thousands, except ADR, RevPAR and Total RevPAR)

Hospitality Segment Results

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	2017	2016	% Δ		2017	2016	% Δ
Hospitality Revenue	$312,543	$292,104	7.0%		$1,059,660	$1,039,643	1.9%

Hospitality Operating Income	$38,246	$63,369	-39.6%		$188,299	$217,564	-13.5%
Hospitality Operating Income Margin	12.2%	21.7%	-9.5	pt	17.8%	20.9%	-3.1	pt

Hospitality Adjusted EBITDA	$103,888	$92,180	12.7%		$346,146	$336,931	2.7%
Hospitality Adjusted EBITDA Margin	33.2%	31.6%	1.6	pt	32.7%	32.4%	0.3	pt

Hospitality Performance Metrics
Occupancy	77.1%	76.2%	0.9	pt	75.5%	75.0%	0.5	pt
Average Daily Rate (ADR)	$199.01	$189.91	4.8%		$188.67	$184.36	2.3%
RevPAR	$153.36	$144.79	5.9%		$142.42	$138.27	3.0%
Total RevPAR	$409.01	$382.30	7.0%		$349.53	$342.25	2.1%

Gross Definite Rooms Nights Booked	967,714	971,130	-0.4%		2,601,604	2,568,749	1.3%
Net Definite Rooms Nights Booked	832,385	808,573	2.9%		2,011,906	2,059,659	-2.3%
Group Attrition (as % of contracted block)	13.1%	12.7%	0.4	pt	13.6%	12.5%	1.1	pt
Cancellations ITYFTY(1)	5,356	5,856	-8.5%		50,828	41,239	23.3%

(1)	“ITYFTY” represents In The Year For The Year.

For the Company’s definitions of Revenue Per Available Room (RevPAR) and Total Revenue Per Available Room (Total RevPAR), see “Calculation of RevPAR and Total RevPAR” below. Property-level results and operating metrics for fourth quarter and full year 2017 are presented in greater detail below and under “Supplemental Financial Results—Hospitality Segment Adjusted EBITDA Reconciliations and Operating Metrics,” which includes a reconciliation of the non-GAAP financial measures Hospitality Adjusted EBITDA to Hospitality Operating Income, and property-level Adjusted EBITDA to property-level Operating Income for each of the hotel properties. Highlights for fourth quarter 2017 for the Hospitality segment and at each property include:

•

Hospitality Segment: Total revenue increased 7.0 percent to $312.5 million in fourth quarter 2017 compared to fourth quarter 2016. RevPAR and Total RevPAR increased 5.9 percent and 7.0 percent, respectively, in the fourth quarter 2017 compared to the fourth quarter 2016, driven by a 7.1 percent increase in corporate ADR on flat room night growth for corporate groups, coupled with a strong 6.5 percent increase in transient ADR particularly around the holidays. In addition, holiday programming, such as ICE!, saw an increase in attendance and contributed to strong outside the room spending during the quarter. Operating income decreased 39.6 percent to $38.2 million in fourth quarter 2017, as compared to fourth quarter 2016, negatively impacted by a non-recurring, non-cash impairment charge of $35.4 million related to a portion of the bonds issued to the Company by Prince George’s County, Maryland as part of the economic incentive package the Company received for construction of the Gaylord National property, which the Company holds as a note receivable. This impairment reflects the lower incentive payments expected to be received by the Company over the remaining life of the bonds. Excluding this non-recurring charge, Hospitality segment operating income for the quarter would have been $73.7 million, or a 16.2 percent increase over fourth quarter 2016. Inclusive of the non-cash charge, operating income margin declined by 950 basis points to 12.2 percent. Excluding this non-recurring charge, operating income margin would have increased 190 basis points compared to the prior year quarter. Adjusted EBITDA increased 12.7 percent to $103.9 million in fourth quarter 2017, as compared to fourth quarter 2016. Adjusted EBITDA margin increased 160 basis points to 33.2 percent.

Gaylord Opryland

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	2017	2016	% Δ		2017	2016	% Δ
Revenue	$106,305	$97,766	8.7%		$337,764	$331,828	1.8%
Operating Income	$31,240	$26,633	17.3%		$84,814	$86,198	-1.6%
Operating Income Margin	29.4%	27.2%	2.2	pt	25.1%	26.0%	-0.9	pt
Adjusted EBITDA	$39,971	$34,627	15.4%		$118,780	$116,541	1.9%
Adjusted EBITDA Margin	37.6%	35.4%	2.2	pt	35.2%	35.1%	0.1	pt

Occupancy	82.2%	81.9%	0.3	pt	75.1%	76.4%	-1.3	pt
Average daily rate (ADR)	$194.50	$181.59	7.1%		$182.42	$175.61	3.9%
RevPAR	$159.94	$148.72	7.5%		$137.04	$134.16	2.1%
Total RevPAR	$400.10	$368.07	8.7%		$320.42	$314.35	1.9%

•

Gaylord Opryland: Total revenue for fourth quarter 2017 increased 8.7 percent to $106.3 million compared to fourth quarter 2016, driven by a favorable mix shift to premium corporate and transient room nights coupled with strong food and beverage performance. Occupancy increased 30 basis points to 82.2 percent compared to fourth quarter 2016. ADR increased 7.1 percent in the quarter led by a 17.1 percent increase in corporate ADR and an 8.8 percent increase in transient ADR that helped drive a 7.5 percent and 8.7 percent increase in RevPAR and Total RevPAR, respectively, compared to the fourth quarter of 2016. The mix shift to premium corporate room nights contributed an increase in group banquet and catering revenue compared to fourth quarter 2016. Operating income increased 17.3 percent to $31.2 million in fourth quarter 2017, as compared to fourth quarter 2016. Operating income margin improved 220 basis points to

29.4 percent. Adjusted EBITDA increased 15.4 percent for fourth quarter 2017, to $40.0 million, and Adjusted EBITDA margin improved 220 basis points to 37.6 percent, due primarily to the increase in ADR as compared to fourth quarter 2016.

Gaylord Palms

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	2017	2016	% Δ		2017	2016	% Δ
Revenue	$56,116	$52,070	7.8%		$195,735	$195,719	0.0%
Operating Income	$10,358	$7,351	40.9%		$35,967	$35,008	2.7%
Operating Income Margin	18.5%	14.1%	4.4	pt	18.4%	17.9%	0.5	pt
Adjusted EBITDA	$16,362	$13,517	21.0%		$60,117	$59,349	1.3%
Adjusted EBITDA Margin	29.2%	26.0%	3.2	pt	30.7%	30.3%	0.4	pt

Occupancy	79.6%	76.5%	3.1	pt	78.3%	77.5%	0.8	pt
Average daily rate (ADR)	$197.39	$182.26	8.3%		$185.44	$174.32	6.4%
RevPAR	$157.17	$139.41	12.7%		$145.12	$135.08	7.4%
Total RevPAR	$430.75	$399.71	7.8%		$378.71	$378.31	0.1%

•	Gaylord Palms: Total revenue for fourth quarter 2017 increased 7.8 percent to $56.1 million compared to fourth quarter 2016, driven by a 310-basis point increase in occupancy and an 8.3 percent increase in ADR. RevPAR and Total RevPAR increased by 12.7 percent and 7.8 percent, respectively, in the fourth quarter of 2017 compared to the fourth quarter of 2016. Strong group room night performance in the quarter from corporate and association groups, as compared to fourth quarter 2016, was the primary driver of the favorable performance. As a result of the strong group night performance during the quarter, outside the room spending in food and beverage increased and contributed to the favorable performance, as compared to the fourth quarter 2016. Transient room nights were down compared to fourth quarter 2016 due to increased group demand during the fourth quarter 2017. Despite the drop in transient room nights, transient ADR was up almost 15 percent as compared to fourth quarter 2016 due to compression created by room night demand from group customers. Operating income increased 40.9 percent to $10.4 million in fourth quarter 2017, as compared to fourth quarter 2016. Operating income margin increased 440 basis points to 18.5 percent. Adjusted EBITDA increased 21.0 percent to $16.4 million compared to fourth quarter 2016, and Adjusted EBITDA margin increased 320 basis points to 29.2 percent, driven by solid rate growth and increased occupancy.

Gaylord Texan

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	2017	2016	% Δ		2017	2016	% Δ
Revenue	$70,402	$68,676	2.5%		$230,085	$231,179	-0.5%
Operating Income	$21,484	$19,843	8.3%		$60,406	$61,586	-1.9%
Operating Income Margin	30.5%	28.9%	1.6	pt	26.3%	26.6%	-0.3	pt
Adjusted EBITDA	$26,714	$24,937	7.1%		$81,061	$81,770	-0.9%
Adjusted EBITDA Margin	37.9%	36.3%	1.6	pt	35.2%	35.4%	-0.2	pt

Occupancy	77.4%	78.8%	-1.4	pt	76.2%	78.4%	-2.2	pt
Average daily rate (ADR)	$204.54	$206.24	-0.8%		$192.09	$194.17	-1.1%
RevPAR	$158.32	$162.41	-2.5%		$146.31	$152.25	-3.9%
Total RevPAR	$506.44	$494.03	2.5%		$417.19	$418.03	-0.2%

•	Gaylord Texan: Total revenue for fourth quarter 2017 increased 2.5 percent to $70.4 million compared to fourth quarter 2016, driven by an increase in group-related food and beverage revenue. RevPAR declined by 2.5 percent in fourth quarter 2017, compared to fourth quarter 2016, due to a modest decline in group room nights and a decrease in group ADR. Total RevPAR increased 2.5 percent driven by stronger food and beverage spending by groups that stayed during the quarter as compared to those groups that stayed during the fourth quarter 2016. Operating income increased 8.3 percent to $21.5 million in fourth quarter 2017, as compared to fourth quarter 2016. Operating income margin increased 160 basis points to 30.5 percent. Adjusted EBITDA increased 7.1 percent to $26.7 million compared to fourth quarter 2016. Adjusted EBITDA margin increased 160 basis points to 37.9 percent due to solid cost management.

Gaylord National

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	2017	2016	% Δ		2017	2016	% Δ
Revenue	$72,925	$67,141	8.6%		$268,313	$255,846	4.9%
Operating Income (Loss)	($27,081)	$7,296	-471.2%		$89	$28,763	-99.7%
Operating Income Margin	-37.1%	10.9%	-48.0	pt	0.0%	11.2%	-11.2	pt
Adjusted EBITDA	$17,922	$16,200	10.6%		$76,502	$70,663	8.3%
Adjusted EBITDA Margin	24.6%	24.1%	0.5	pt	28.5%	27.6%	0.9	pt

Occupancy	68.9%	66.4%	2.5	pt	73.5%	69.0%	4.5	pt
Average daily rate (ADR)	$213.34	$208.94	2.1%		$204.50	$207.83	-1.6%
RevPAR	$147.06	$138.70	6.0%		$150.36	$143.35	4.9%
Total RevPAR	$397.13	$365.62	8.6%		$368.29	$350.22	5.2%

•

Gaylord National: Total revenue for fourth quarter 2017 increased 8.6 percent to $72.9 million, compared to fourth quarter 2016, driven by a combination of increased transient room nights, an increase in overall group ADR, favorable food and beverage performance from groups, and strong holiday programming performance. RevPAR and Total RevPAR increased by 6.0 percent and 8.6 percent, respectively, in the quarter compared to the fourth quarter of 2016. Operating income decreased 471.2 percent to a loss of $27.1 million in fourth quarter 2017, as compared to fourth quarter 2016. As mentioned previously, operating income and associated margin in the quarter was negatively impacted by a non-recurring, non-cash impairment charge of $35.4 million related to a portion of the bonds issued to the Company by Prince George’s County, Maryland as part of the economic incentive package the Company received for construction of the Gaylord National property. This impairment reflects the lower incentive payments expected to be received by the Company over the remaining life of the bonds. Excluding this non-recurring charge, operating income would have been $8.3 million in the quarter, an increase of 14.3% as compared to the fourth quarter of 2016. Operating income margin, excluding this non-recurring charge, improved by 50 basis points to 11.4 percent. Adjusted EBITDA increased 10.6 percent to $17.9 million, as compared to fourth quarter 2016. Adjusted EBITDA margin increased 50 basis points to 24.6 percent.

Reed continued, “2017 in terms of revenue and gross room night production was another record year for our Hospitality segment. We are pleased with our hotels’ ability to drive profitability growth, both individually and as a portfolio, given our expectations of flat to modest revenue growth for 2017. This performance further illustrates the unique nature of our group-centric model and the competitive advantage we believe it affords us.”

Entertainment Segment

For the three months and twelve months ended December 31, 2017 and 2016, the Company reported the following:

Entertainment Segment Results

	Three Months Ended				Twelve Months Ended
($ in thousands)	December 31,				December 31,
	2017	2016	% Δ		2017	2016	% Δ
Revenue	$32,632	$27,671	17.9%		$125,059	$109,564	14.1%
Operating Income	$7,930	$5,562	42.6%		$31,974	$27,980	14.3%
Operating Income Margin	24.3%	20.1%	4.2	pt	25.6%	25.5%	0.1	pt
Adjusted EBITDA	$9,679	$7,929	22.1%		$41,209	$35,725	15.4%
Adjusted EBITDA Margin	29.7%	28.7%	1.0	pt	33.0%	32.6%	0.4	pt

Reed continued, “For the fourth year in a row, our Entertainment segment has produced double-digit revenue, operating income, and Adjusted EBITDA growth primarily attributed to our existing legacy brands, which continue to gain in popularity. We continued to focus on people, processes and operational excellence in these businesses throughout 2017 in addition to our growth projects, Opry City Stage in New York City and our new Ole Red brand. We successfully opened Ole Red Tishomingo in Blake Shelton’s hometown in the third quarter of 2017, and we are looking forward to the scheduled opening of the flagship Ole Red location in downtown Nashville in the second quarter of 2018. With the investments we have made and intend to make on this side of our business, we believe we are in a prime position to continue expanding our footprint and influence in the years ahead.”

Corporate and Other Segment

For the three months and twelve months ended December 31, 2017 and 2016, the Company reported the following:

Corporate and Other Segment Results

	Three Months Ended			Twelve Months Ended
($ in thousands)	December 31,			December 31,
	2017	2016	% Δ	2017	2016	% Δ
Operating Loss	($9,686)	($7,432)	-30.3%	($35,621)	($31,739)	-12.2%
Adjusted EBITDA	($7,284)	($5,435)	-34.0%	($26,516)	($22,462)	-18.0%

Corporate and Other Segment Operating Loss totaled a loss of $9.7 million in fourth quarter 2017 compared to a loss of $7.4 million in fourth quarter 2016. Corporate and Other Segment Adjusted EBITDA in fourth quarter 2017 totaled a loss of $7.3 million compared to a loss of $5.4 million in fourth quarter 2016. Fourth quarter and full year 2017 included an increase in administrative and employment costs associated with supporting our growth initiatives within our Hospitality and Entertainment Segments, as well as increases in employee benefit and consulting costs compared to fourth quarter and full year 2016.

Development Update

2018 should be another busy year for the Company as we anticipate the completion and opening of our previously announced growth projects, including our rooms and meeting space expansion at Gaylord Texan (Q2 2018), Ole Red Nashville (Q2 2018), SoundWaves, our water experience at Gaylord Opryland (Q4 2018), and Gaylord Rockies Resort & Convention Center (Q4 2018), a joint-venture investment. All projects currently remain on budget and on pace for their estimated completion dates referenced above.

Guidance

The following business performance outlook is based on current information as of February 23, 2018. The Company does not expect to update the guidance provided below before next quarter’s earnings release. However, the Company may update its full business outlook or any portion thereof at any time for any reason.

Reed continued, “As we communicated throughout 2017, our group room nights on the books for 2018 have been building over the past several years, and we believe 2018 is shaping up to be a strong year for our Company. In fact, we entered 2018 with more group room nights on the books than we had going into 2017, which was a record year for our Company. Our forward book of business is as strong as it has ever been and provides us with the visibility and confidence to make strategic investments in our hotels, many of which are currently scheduled to open in 2018. The first of these, the Gaylord Texan expansion, is on track to open in the second quarter of 2018. Two of our larger investments, Soundwaves at Gaylord Opryland and the Gaylord Rockies joint venture, are currently scheduled to open in mid-to-late fourth quarter of 2018. Additionally, we anticipate having approximately 14,600 room nights out of service at Gaylord National during the fourth quarter of 2018 as we commence a rooms renovation project that will carry into 2019. Given the group room nights and customer mix we have on the books for 2018, the growth projects coming online in the Hospitality segment, and our expectation for an improving overall economic climate, we expect RevPAR growth between 2.0% and 4.0% compared to 2017. In addition, we believe we will generate between 3.0% and 5.0% growth in Total RevPAR over 2017.

For full year 2018, consolidated net income assumes an estimated range of $155.3 to $157.0 million. Our Adjusted EBITDA guidance range for full year 2018 for our Hospitality segment is $365.0 to $375.0 million. This Adjusted EBITDA guidance for our Hospitality segment includes the impact of the initial room renovation work at Gaylord National and the ramp up of the Gaylord Texan expansion. Given the anticipated opening dates of mid-to-late fourth quarter 2018 for both SoundWaves at Gaylord Opryland and the Gaylord Rockies joint venture, we do not believe either project will provide a material financial contribution in 2018. As such, we have not included them in our 2018 Hospitality segment guidance.

Our 2018 Adjusted EBITDA guidance for the Entertainment segment is $44.0 to $50.0 million and Corporate & Other guidance for Adjusted EBITDA in 2018 is a loss of $26.0 to $25.0 million. As a result, our guidance for 2018 Adjusted EBITDA on a consolidated basis is $383.0 to $400.0 million.

We entered 2018 with 6.9 million gross room nights on the books for all future years for our hotels excluding the Gaylord Rockies joint venture, and we remain confident in our ability to capitalize on the strength of the group market in the short term and especially in 2019 and beyond with the full anticipated benefit of our capital reinvestments at Gaylord Texan and Gaylord Opryland, as well as our investment in Gaylord Rockies. Coupled with our growth plans on the Entertainment side of our business, we believe the future looks promising for our Company.”

($ in millions, except per share figures)	Guidance
	Full Year 2018
	Low	High
Hospitality RevPAR (1)(2)	2.0%	4.0%
Hospitality Total RevPAR (1)(2)	3.0%	5.0%

Net Income	$155.3	$157.0

Adjusted EBITDA
Hospitality (1)(2)	$365.0	$375.0
Entertainment	44.0	50.0
Corporate and Other	(26.0)	(25.0)

Consolidated Adjusted EBITDA	$383.0	$400.0

Funds from Operations (FFO)	$275.0	$278.3
Adjusted FFO	$300.0	$306.5

Net Income per Diluted Share	$3.01	$3.04

FFO per Diluted Share	$5.33	$5.39

Estimated Diluted Shares Outstanding	51.6	51.6

(1)	Hospitality segment guidance for RevPAR, Total RevPAR, and Hospitality Adjusted EBITDA include contribution from the Gaylord Texan expansion.
(2)	Hospitality segment guidance assumes approximately 14,600 room nights out of service in 2018 due to the renovation of rooms at Gaylord National. The out of service rooms are included in the total available room count for calculating hotel metrics (e.g., RevPAR and Total RevPAR).

For reconciliations of Adjusted EBITDA, FFO and Adjusted FFO guidance to Net Income and reconciliations of segment Adjusted EBITDA to segment Operating Income, see “Reconciliations of Forward-Looking Statements,” below.

Dividend Update

The Company paid its fourth quarter 2017 cash dividend of $0.80 per share of common stock on January 16, 2018 to stockholders of record on December 29, 2017. Including the fourth quarter cash dividend payment, the Company paid a total of $3.20 per share of dividends to its common shareholders for the full year 2017.

Today, the Company declared its first quarter cash dividend of $0.85 per share of common stock payable on April 16, 2018 to stockholders of record on March 30, 2018. It is the Company’s current plan to distribute total 2018 annual dividends of approximately $3.40 per share in cash in equal quarterly payments in April, July, and October of 2018 and in January of 2019, which is a 6.3% percent increase over the full year 2017 dividend of $3.20.

Balance Sheet/Liquidity Update

As of December 31, 2017, the Company had total debt outstanding of $1,591.4 million (net of unamortized deferred financing costs) and unrestricted cash of $57.6 million. As of December 31, 2017, $171.0 million of borrowings were drawn under the revolving credit line of the Company’s credit facility, and the lending banks had issued $1.8 million in letters of credit, which left $527.2 million of availability for borrowing under the credit facility.

Earnings Call Information

Ryman Hospitality Properties will hold a conference call to discuss this release today at 11 a.m. ET. Investors can listen to the conference call over the Internet at www.rymanhp.com. To listen to the live call, please go to the Investor Relations section of the website (Investor Relations/Presentations, Earnings and Webcasts) at least 15 minutes prior to the call to register and download any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call and will be available for at least 30 days.

About Ryman Hospitality Properties, Inc.

Ryman Hospitality Properties, Inc. (NYSE:RHP) is a REIT for federal income tax purposes, specializing in group-oriented, destination hotel assets in urban and resort markets. The Company’s owned assets include a network of four upscale, meetings-focused resorts totaling 7,811 rooms that are managed by lodging operator Marriott International, Inc. under the Gaylord Hotels brand. Other owned assets managed by Marriott International, Inc. include Gaylord Springs Golf Links, the Wildhorse Saloon, the General Jackson Showboat, The Inn at Opryland, a 303-room overflow hotel adjacent to Gaylord Opryland, AC Hotel Washington, DC at National Harbor, a 192-room overflow hotel near Gaylord National and the Gaylord Rockies Resort and Convention Center, which is a joint venture investment scheduled to open in the fourth quarter 2018. The Company also owns and operates media and entertainment assets, including the Grand Ole Opry, the legendary weekly showcase of country music’s finest performers for over 90 years; the Ryman Auditorium, the storied former home of the Grand Ole

Opry located in downtown Nashville; 650 AM WSM, the Opry’s radio home; and Ole Red, a country lifestyle and entertainment brand. The Company also is a joint venture owner in Opry City Stage, the Opry’s first home away from home, in Times Square. For additional information about Ryman Hospitality Properties, visit www.rymanhp.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Examples of these statements include, but are not limited to, statements regarding the future performance of our business, estimated capital expenditures, new projects or investments, out-of-service rooms, the expected approach to making dividend payments, the board’s ability to alter the dividend policy at any time and other business or operational issues. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include the risks and uncertainties associated with economic conditions affecting the hospitality business generally, the geographic concentration of the Company’s hotel properties, business levels at the Company’s hotels, the effect of the Company’s election to be taxed as a REIT for federal income tax purposes commencing with the year ended December 31, 2013, the Company’s ability to remain qualified as a REIT, the Company’s ability to execute its strategic goals as a REIT, the Company’s ability to generate cash flows to support dividends, future board determinations regarding the timing and amount of dividends and changes to the dividend policy, which could be made at any time, the determination of Adjusted FFO and REIT taxable income, and the Company’s ability to borrow funds pursuant to its credit agreement. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the U.S. Securities and Exchange Commission (SEC) and include the risk factors and other risks and uncertainties described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and its Quarterly Reports on Form 10-Q and subsequent filings. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

Additional Information

This release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent annual report on Form 10-K. Copies of our reports are available on our website at no expense at www.rymanhp.com and through the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) at www.sec.gov.

Calculation of RevPAR and Total RevPAR

We calculate revenue per available room (“RevPAR”) for our hotels by dividing room revenue by room nights available to guests for the period. We calculate total revenue per available room (“Total RevPAR”) for our hotels by dividing the sum of room revenue, food & beverage and other ancillary services revenue by room nights available to guests for the period.

Calculation of GAAP Margin Figures

We calculate Net Income Margin by dividing GAAP consolidated Net Income by GAAP consolidated Total Revenue. We calculate consolidated, segment or property-level Operating Income Margin by dividing consolidated, segment or property-level GAAP Operating Income by consolidated, segment or property-level GAAP Revenue.

Non-GAAP Financial Measures

We present the following non-GAAP financial measures we believe are useful to investors as key measures of our operating performance:

Adjusted EBITDA Definition

To calculate Adjusted EBITDA, we first determine Operating Income, which represents Net Income (loss) determined in accordance with GAAP, plus, to the extent the following adjustments occurred during the periods presented: loss (income) from discontinued operations, net; provision (benefit) for income taxes; other (gains) and losses, net; loss on extinguishment of debt; (income) loss from joint ventures; and interest expense, net. Adjusted EBITDA is then calculated as Operating Income, plus, to the extent the following adjustments occurred during the periods presented: depreciation and amortization; preopening costs; non-cash ground lease expense; equity-based compensation expense; impairment charges; any closing costs of completed acquisitions; interest income on Gaylord National bonds; other gains and (losses), net; (gains) losses on warrant settlements; pension settlement charges; pro rata Adjusted EBITDA from joint ventures, (gains) losses on the disposal of assets, and any other adjustments we have identified in this release. We believe Adjusted EBITDA is useful to investors in evaluating our operating performance because this measure helps investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest expense) and our asset base (primarily depreciation and amortization) from our operating results. A reconciliation of Net Income (loss) to Operating Income and Adjusted EBITDA and a reconciliation of segment and property-level Operating Income to segment and property-level Adjusted EBITDA are set forth below under “Supplemental Financial Results.”

Adjusted EBITDA Margin Definition

We calculate consolidated Adjusted EBITDA Margin by dividing consolidated Adjusted EBITDA by GAAP consolidated Total Revenue. We calculate segment or property-level Adjusted EBITDA Margin by dividing segment, or property-level Adjusted EBITDA by segment, or property-level GAAP Revenue. We believe Adjusted EBITDA Margin is useful to investors in evaluating our operating performance because this non-GAAP financial measure helps investors evaluate and compare the results of our operations from period to period by presenting a ratio showing the quantitative relationship between Adjusted EBITDA and GAAP consolidated Total Revenue segment or property-level GAAP Revenue, as applicable.

Adjusted FFO Definition

We calculate Adjusted FFO to mean Net Income (loss) (computed in accordance with GAAP), excluding, to the extent the following adjustments occurred during the periods presented: non-controlling interests, and (gains) and losses from sales of property; depreciation and amortization (excluding amortization of deferred financing costs and debt discounts) and certain pro rata adjustments from joint ventures (which equals FFO). We then exclude, to the extent the following adjustments occurred during the periods presented, impairment charges; write-offs of deferred financing costs, non-cash ground lease expense, amortization of debt discounts and amortization of deferred financing cost, pension settlement charges, additional pro rata adjustments from joint ventures, (gains) losses on other assets, and (gains) losses on extinguishment of debt and warrant settlements. Beginning in 2016, we exclude the impact of deferred income tax expense (benefit). We believe that the presentation of Adjusted FFO provides useful information to investors regarding the performance of our ongoing operations because it is a measure of our operations without regard to specified non-cash items such as real estate depreciation and amortization, gain or loss on sale of assets and certain other items which we believe are not indicative of the performance of our underlying hotel properties. We believe that these items are more representative of our asset base than our ongoing operations. We also use Adjusted FFO as one measure in determining our results after taking into account the impact of our capital structure. A reconciliation of Net Income (loss) to Adjusted FFO is set forth below under “Supplemental Financial Results.”

We caution investors that amounts presented in accordance with our definitions of Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted FFO may not be comparable to similar measures disclosed by other companies, because not all companies calculate these non-GAAP measures in the same manner. Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted FFO, and any related per share measures, should not be considered as alternative measures of our Net Income (loss), operating performance, cash flow or liquidity. Adjusted EBITDA and Adjusted FFO may include funds that may not be available for our discretionary use due to functional requirements to conserve funds for capital expenditures and property acquisitions and other commitments and uncertainties. Although we believe that Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted FFO can enhance an investor’s understanding of our results of operations, these non-GAAP financial measures, when viewed individually, are not necessarily better indicators of any trend as compared to GAAP measures such as Net Income (loss), Net Income Margin, Operating Income (loss), Operating Income Margin, or cash flow from operations. In addition, you should be aware that adverse economic and market and other conditions may harm our cash flow.

Investor Relations Contacts:	Media Contacts:
Mark Fioravanti, President and Chief Financial Officer	Shannon Sullivan, Director of Corporate Communications
Ryman Hospitality Properties, Inc.	Ryman Hospitality Properties, Inc.
(615) 316-6588	(615) 316-6725
mfioravanti@rymanhp.com	ssullivan@rymanhp.com
~or~	~or~
Todd Siefert, Vice President Corporate Finance & Treasurer	Robert Winters or Sam Gibbons
Ryman Hospitality Properties, Inc.	Alpha IR Group
(615) 316-6344	(929) 266-6315 or (312) 445-2874
tsiefert@rymanhp.com	robert.winters@alpha-ir.com; sam.gibbons@alpha-ir.com

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	Dec. 31,		Dec. 31,
	2017	2016	2017	2016
Revenues :
Rooms	$117,191	$110,626	$431,768	$420,011
Food and beverage	124,898	114,943	483,945	477,493
Other hotel revenue	70,454	66,535	143,947	142,139
Entertainment	32,632	27,671	125,059	109,564

Total revenues	345,175	319,775	1,184,719	1,149,207

Operating expenses:
Rooms	28,674	27,126	112,636	109,618
Food and beverage	69,733	66,262	269,824	267,307
Other hotel expenses	106,980	103,264	326,560	322,774
Management fees	7,439	6,948	23,856	22,194

Total hotel operating expenses	212,826	203,600	732,876	721,893
Entertainment	22,834	19,920	84,393	74,550
Corporate	9,171	6,828	33,495	29,143
Preopening costs	339	—	1,926	—
Impairment and other charges (1)	35,418	—	35,418	—
Depreciation and amortization	28,097	27,928	111,959	109,816

Total operating expenses	308,685	258,276	1,000,067	935,402

Operating income	36,490	61,499	184,652	213,805

Interest expense, net of amounts capitalized	(16,411)	(15,904)	(66,051)	(63,906)
Interest income	2,944	2,384	11,818	11,500
Loss from joint ventures	(1,786)	(708)	(4,402)	(2,794)
Other gains and (losses), net	(96)	1,873	928	4,161

Income before income taxes	21,141	49,144	126,945	162,766

(Provision) benefit for income taxes	51,177	(1,048)	49,155	(3,400)

Net income	$72,318	$48,096	$176,100	$159,366

Basic net income per share	$1.41	$0.94	$3.44	$3.12

Fully diluted net income per share	$1.41	$0.94	$3.43	$3.11

Weighted average common shares for the period:
Basic	51,197	51,008	51,147	51,009
Diluted	51,446	51,337	51,371	51,312

(1)	Impairment and other charges for the 2017 periods consists of other-than-temporary impairment losses on notes receivable of $35.4 million, net of $6.5 million recognized in other comprehensive income.

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

(In thousands)

	Dec. 31,	Dec. 31,
	2017	2016
ASSETS:
Property and equipment, net of accumulated depreciation	$2,065,657	$1,998,012
Cash and cash equivalents - unrestricted	57,557	59,128
Cash and cash equivalents - restricted	21,153	22,062
Notes receivable	111,423	152,882
Investment in Gaylord Rockies joint venture	88,685	70,440
Trade receivables, net	57,520	47,818
Deferred income taxes, net	50,117	—
Prepaid expenses and other assets	72,116	55,411

Total assets	$2,524,228	$2,405,753

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Debt and capital lease obligations	$1,591,392	$1,502,554
Accounts payable and accrued liabilities	179,649	163,205
Dividends payable	42,129	39,404
Deferred management rights proceeds	177,057	180,088
Deferred income taxes, net	—	1,469
Other liabilities	155,845	151,036
Stockholders’ equity	378,156	367,997

Total liabilities and stockholders’ equity	$2,524,228	$2,405,753

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL RESULTS

ADJUSTED EBITDA RECONCILIATION

Unaudited

(in thousands)

	Three Months Ended Dec. 31,				Twelve Months Ended Dec. 31,
	2017		2016		2017		2016
	$	Margin	$	Margin	$	Margin	$	Margin
Consolidated
Revenue	$345,175		$319,775		$1,184,719		$1,149,207
Net income	$72,318	21.0%	$48,096	15.0%	$176,100	14.9%	$159,366	13.9%
Provision (benefit) for income taxes	(51,177)		1,048		(49,155)		3,400
Other (gains) and losses, net	96		(1,873)		(928)		(4,161)
Loss from joint ventures	1,786		708		4,402		2,794
Interest expense, net	13,467		13,520		54,233		52,406

Operating Income	36,490	10.6%	61,499	19.2%	184,652	15.6%	213,805	18.6%
Depreciation & amortization	28,097		27,928		111,959		109,816
Preopening costs	339		—		1,926		—
Non-cash ground lease expense	1,276		1,311		5,180		5,243
Equity-based compensation expense	1,682		1,534		6,636		6,128
Pension settlement charge	516		148		1,734		1,715
Impairment charges	35,418		—		35,418		—
Interest income on Gaylord National bonds	2,891		2,365		11,639		11,410
Pro rata adjusted EBITDA from joint ventures	(323)		—		(323)		—
Other gains and (losses), net	(96)		1,873		928		4,161
(Gain) loss on disposal of assets	(7)		(1,984)		1,090		(2,084)

Adjusted EBITDA	$106,283	30.8%	$94,674	29.6%	$360,839	30.5%	$350,194	30.5%

Hospitality segment
Revenue	$312,543		$292,104		$1,059,660		$1,039,643
Operating income	$38,246	12.2%	$63,369	21.7%	$188,299	17.8%	$217,564	20.9%
Depreciation & amortization	25,973		25,135		102,759		100,186
Preopening costs	80		—		308		—
Non-cash lease expense	1,280		1,311		5,119		5,243
Impairment charges	35,418		—		35,418		—
Interest income on Gaylord National bonds	2,891		2,365		11,639		11,410
Other gains and (losses), net	—		1,955		2,604		4,459
Gain on disposal of assets	—		(1,955)		—		(1,931)

Adjusted EBITDA	$103,888	33.2%	$92,180	31.6%	$346,146	32.7%	$336,931	32.4%

Entertainment segment
Revenue	$32,632		$27,671		$125,059		$109,564
Operating income	$7,930	24.3%	$5,562	20.1%	$31,974	25.6%	$27,980	25.5%
Depreciation & amortization	1,609		2,189		7,074		7,034
Preopening costs	259		—		1,618		—
Non-cash lease expense	(4)		—		61		—
Equity-based compensation	208		178		805		711
Pro rata adjusted EBITDA from joint ventures	(323)		—		(323)		—
Other gains and (losses), net	—		—		(431)		—
Loss on disposal of assets	—		—		431		—

Adjusted EBITDA	$9,679	29.7%	$7,929	28.7%	$41,209	33.0%	$35,725	32.6%

Corporate and Other segment
Operating loss	$(9,686)		$(7,432)		$(35,621)		$(31,739)
Depreciation & amortization	515		604		2,126		2,596
Equity-based compensation	1,474		1,356		5,831		5,417
Pension settlement charge	516		148		1,734		1,715
Other gains and (losses), net	(96)		(82)		(1,245)		(298)
(Gain) loss on disposal of assets	(7)		(29)		659		(153)

Adjusted EBITDA	$(7,284)		$(5,435)		$(26,516)		$(22,462)

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL RESULTS

FUNDS FROM OPERATIONS (“FFO”) AND ADJUSTED FFO RECONCILIATION

Unaudited

(in thousands, except per share data)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2017	2016	2017	2016
Consolidated
Net income	$72,318	$48,096	$176,100	$159,366
Depreciation & amortization	28,097	27,928	111,959	109,816
Pro rata adjustments from joint ventures	18	22	71	59

FFO	100,433	76,046	288,130	269,241

Non-cash lease expense	1,276	1,311	5,180	5,243
Pension settlement charge	516	148	1,734	1,715
Impairment charges	35,418	—	35,418	—
Pro rata adjustments from joint ventures	64	185	307	1,377
(Gain) loss on other assets	—	(1,202)	1,097	(1,261)
Write-off of deferred financing costs	—	—	925	—
Amortization of deferred financing costs	1,392	1,215	5,350	4,863
Deferred tax (benefit) expense	(52,137)	42	(52,637)	321

Adjusted FFO	$86,962	$77,745	$285,504	$281,499

Capital expenditures (1)	(18,617)	(16,944)	(60,672)	(58,753)

Adjusted FFO less maintenance capital expenditures	$68,345	$60,801	$224,832	$222,746

Basic net income per share	$1.41	$0.94	$3.44	$3.12
Fully diluted net income per share	$1.41	$0.94	$3.43	$3.11

FFO per basic share	$1.96	$1.49	$5.63	$5.28
Adjusted FFO per basic share	$1.70	$1.52	$5.58	$5.52

FFO per diluted share	$1.95	$1.48	$5.61	$5.25
Adjusted FFO per diluted share	$1.69	$1.51	$5.56	$5.49

(1)	Represents FF&E reserve for managed properties and maintenance capital expenditures for non-managed properties.

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL RESULTS

HOSPITALITY SEGMENT ADJUSTED EBITDA RECONCILIATIONS AND OPERATING METRICS

Unaudited

(in thousands)

	Three Months Ended Dec. 31,				Twelve Months Ended Dec. 31,
	2017		2016		2017		2016
	$	Margin	$	Margin	$	Margin	$	Margin
Hospitality segment
Revenue	$312,543		$292,104		$1,059,660		$1,039,643
Operating Income	$38,246	12.2%	$63,369	21.7%	$188,299	17.8%	$217,564	20.9%
Depreciation & amortization	25,973		25,135		102,759		100,186
Preopening costs	80		—		308		—
Non-cash lease expense	1,280		1,311		5,119		5,243
Impairment charges	35,418		—		35,418		—
Interest income on Gaylord National bonds	2,891		2,365		11,639		11,410
Other gains and (losses), net	—		1,955		2,604		4,459
Gain on disposal of assets	—		(1,955)		—		(1,931)

Adjusted EBITDA	$103,888	33.2%	$92,180	31.6%	$346,146	32.7%	$336,931	32.4%

Occupancy	77.1%		76.2%		75.5%		75.0%
Average daily rate (ADR)	$199.01		$189.91		$188.67		$184.36
RevPAR	$153.36		$144.79		$142.42		$138.27
OtherPAR	$255.65		$237.51		$207.11		$203.98
Total RevPAR	$409.01		$382.30		$349.53		$342.25

Gaylord Opryland
Revenue	$106,305		$97,766		$337,764		$331,828
Operating Income	$31,240	29.4%	$26,633	27.2%	$84,814	25.1%	$86,198	26.0%
Depreciation & amortization	8,731		7,994		33,966		30,343

Adjusted EBITDA	$39,971	37.6%	$34,627	35.4%	$118,780	35.2%	$116,541	35.1%

Occupancy	82.2%		81.9%		75.1%		76.4%
Average daily rate (ADR)	$194.50		$181.59		$182.42		$175.61
RevPAR	$159.94		$148.72		$137.04		$134.16
OtherPAR	$240.16		$219.35		$183.38		$180.19
Total RevPAR	$400.10		$368.07		$320.42		$314.35

Gaylord Palms
Revenue	$56,116		$52,070		$195,735		$195,719
Operating Income	$10,358	18.5%	$7,351	14.1%	$35,967	18.4%	$35,008	17.9%
Depreciation & amortization	4,724		4,855		19,031		19,098
Non-cash lease expense	1,280		1,311		5,119		5,243

Adjusted EBITDA	$16,362	29.2%	$13,517	26.0%	$60,117	30.7%	$59,349	30.3%

Occupancy	79.6%		76.5%		78.3%		77.5%
Average daily rate (ADR)	$197.39		$182.26		$185.44		$174.32
RevPAR	$157.17		$139.41		$145.12		$135.08
OtherPAR	$273.58		$260.30		$233.59		$243.23
Total RevPAR	$430.75		$399.71		$378.71		$378.31

Gaylord Texan
Revenue	$70,402		$68,676		$230,085		$231,179
Operating Income	$21,484	30.5%	$19,843	28.9%	$60,406	26.3%	$61,586	26.6%
Depreciation & amortization	5,150		5,094		20,575		20,184
Preopening costs	80		—		80		—
Other gains and (losses), net	—		1,955		—		1,955
Gain on disposal of assets	—		(1,955)		—		(1,955)

Adjusted EBITDA	$26,714	37.9%	$24,937	36.3%	$81,061	35.2%	$81,770	35.4%

Occupancy	77.4%		78.8%		76.2%		78.4%
Average daily rate (ADR)	$204.54		$206.24		$192.09		$194.17
RevPAR	$158.32		$162.41		$146.31		$152.25
OtherPAR	$348.12		$331.62		$270.88		$265.78
Total RevPAR	$506.44		$494.03		$417.19		$418.03

Gaylord National
Revenue	$72,925		$67,141		$268,313		$255,846
Operating Income (Loss)	$(27,081)	-37.1%	$7,296	10.9%	$89	0.0%	$28,763	11.2%
Depreciation & amortization	6,694		6,539		26,524		27,962
Preopening costs	—		—		228		—
Impairment charges	35,418		—		35,418		—
Interest income on Gaylord National bonds	2,891		2,365		11,639		11,410
Other gains and (losses), net	—		—		2,604		2,504
Loss on disposal of assets	—		—		—		24

Adjusted EBITDA	$17,922	24.6%	$16,200	24.1%	$76,502	28.5%	$70,663	27.6%

Occupancy	68.9%		66.4%		73.5%		69.0%
Average daily rate (ADR)	$213.34		$208.94		$204.50		$207.83
RevPAR	$147.06		$138.70		$150.36		$143.35
OtherPAR	$250.07		$226.92		$217.93		$206.87
Total RevPAR	$397.13		$365.62		$368.29		$350.22

The AC Hotel at National Harbor
Revenue	$2,739		$2,560		$11,805		$9,992
Operating Income	$443	16.2%	$410	16.0%	$2,759	23.4%	$1,871	18.7%
Depreciation & amortization	323		316		1,292		1,264

Adjusted EBITDA	$766	28.0%	$726	28.4%	$4,051	34.3%	$3,135	31.4%

Occupancy	61.6%		65.9%		71.4%		66.5%
Average daily rate (ADR)	$206.81		$185.40		$202.55		$182.56
RevPAR	$127.49		$122.13		$144.58		$121.42
OtherPAR	$27.56		$22.80		$23.87		$20.77
Total RevPAR	$155.05		$144.93		$168.45		$142.19

The Inn at Opryland (1)
Revenue	$4,056		$3,891		$15,958		$15,079
Operating Income	$1,802	44.4%	$1,836	47.2%	$4,264	26.7%	$4,138	27.4%
Depreciation & amortization	351		337		1,371		1,335

Adjusted EBITDA	$2,153	53.1%	$2,173	55.8%	$5,635	35.3%	$5,473	36.3%

Occupancy	77.4%		80.1%		78.2%		78.1%
Average daily rate (ADR)	$136.88		$123.45		$138.17		$127.60
RevPAR	$105.93		$98.90		$108.03		$99.64
OtherPAR	$39.59		$40.68		$36.25		$36.34
Total RevPAR	$145.52		$139.58		$144.28		$135.98

(1)	Includes other hospitality revenue and expense

Ryman Hospitality Properties, Inc. and Subsidiaries

Reconciliation of Forward-Looking Statements

Unaudited

(in thousands)

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) and Adjusted Funds From Operations (“AFFO”) reconciliation:

	GUIDANCE RANGE FOR FULL YEAR 2018
	Low	High
Ryman Hospitality Properties, Inc.
Net Income	$155,300	$157,000
Provision (benefit) for income taxes	15,000	16,500
Loss from Joint Ventures	6,000	7,000
Other (gains) and losses, net	(1,800)	700
Interest expense	73,000	77,500
Interest income on Gaylord National Bonds	(10,000)	(10,000)

Operating Income	237,500	248,700
Depreciation and amortization	119,500	121,000
Non-cash lease expense	5,000	5,000
Preopening expense	4,500	6,000
Pro Rata Adj. EBITDA from Joint Ventures	(3,000)	(700)
Equity based compensation	7,200	7,200
Pension settlement charge, Other	1,500	1,500
Other gains and (losses), net	800	1,300
Interest income on Gaylord National Bonds	10,000	10,000

Adjusted EBITDA	$383,000	$400,000

Hospitality Segment
Operating Income	$241,500	$248,000
Depreciation and amortization	107,000	108,000
Non-cash lease expense	5,000	5,000
Preopening expense	2,500	3,000
Pro Rata Adj. EBITDA from Joint Ventures	(3,000)	(1,500)
Other gains and (losses), net	2,000	2,500
Interest income on Gaylord National Bonds	10,000	10,000

Adjusted EBITDA	$365,000	$375,000

Entertainment Segment
Operating Income	$31,000	$34,700
Depreciation and amortization	10,000	10,500
Preopening expense	2,000	3,000
Pro Rata Adj. EBITDA from Joint Ventures	—	800
Equity based compensation	1,000	1,000

Adjusted EBITDA	$44,000	$50,000

Corporate and Other Segment
Operating Income	$(35,000)	$(34,000)
Depreciation and amortization	2,500	2,500
Equity based compensation	6,200	6,200
Pension settlement charge, Other	1,500	1,500
Other gains and (losses), net	(1,200)	(1,200)

Adjusted EBITDA	$(26,000)	$(25,000)

Ryman Hospitality Properties, Inc.
Net income	$155,300	$157,000
Pro Rata FFO from Joint Ventures	200	300
Depreciation & amortization	119,500	121,000

Funds from Operations (FFO)	275,000	278,300
Pro Rata AFFO from Joint Ventures	1,000	1,500
(Gain) loss on Other Assets	1,000	1,200
Non-cash lease expense	5,000	5,000
Amortization of DFC	5,500	6,000
Deferred tax expense (benefit)	11,000	13,000
Pension settlement charge	1,500	1,500

Adjusted FFO	$300,000	$306,500